Exhibit 5.1

SMITH, ANDERSON, BLOUNT,
DORSETT, MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 —————	LAWYERS August 12, 2021	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ————— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703

Re:     Novan, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Novan, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 1,500,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), issuable under the Company’s 2016 Incentive Award Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, the Plan, certified copies of resolutions of the board of directors of the Company and certain committees thereof, the Proxy Statement for the 2021 Annual Meeting of Stockholders and the report of the inspector of elections thereof. We have also reviewed such other documents and have considered such matters of law and fact as we have deemed appropriate, in our professional judgment, to render the opinions contained herein. We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be explicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan and the related award agreement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book

Novan, Inc.
August 12, 2021

entry of the Shares by the transfer agent for the Common Stock, such Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion expressed herein, may be inferred or implied herefrom. The opinion expressed herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett
Mitchell & Jernigan, L.L.P.